                                                                       Exhibit 2


THE KROLL-O'GARA COMPANY SELECTED CONSOLIDATED FINANCIAL INFORMATION

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

                                                         YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------
                                             1995       1996       1997       1998       1999
                                           --------   --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................  $ 94,999   $166,694   $210,324   $272,196   $321,938
Cost of sales............................    66,764    118,922    143,213    178,421    203,457
                                           --------   --------   --------   --------   --------
  Gross profit...........................    28,235     47,772     67,110     93,774    118,481
Selling, general and administrative
  expenses, including amortization.......    31,886     38,949     49,824     65,167    102,332
Asset impairment.........................        --        125         --         --         --
Restructuring expenses...................        --         --         --         --      4,364
Separation expenses......................        --         --         --         --         --
Failed merger related costs..............        --         --         --         --      1,562
Merger related expenses..................        --         --      7,205      5,727      4,069
                                           --------   --------   --------   --------   --------
  Operating income (loss)................    (3,651)     8,698     10,081     22,880      6,153
Interest expense.........................    (2,897)    (3,307)    (5,244)    (4,670)    (4,966)
Other income (expense), net..............        18        388       (112)       929         98
                                           --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before minority interest,
    provision (benefit) for income taxes,
    extraordinary item and cumulative
    effect of change in accounting
    principle............................    (6,530)     5,779      4,725     19,139      1,286
Minority interest........................        --         --       (156)        --         --
                                           --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before provision (benefit)
    for income taxes, extraordinary item
    and cumulative effect of change in
    accounting principle.................    (6,530)     5,779      4,569     19,139      1,286
Provision (benefit) for income taxes.....      (824)       366      3,305      7,353      2,429
                                           --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before extraordinary item
    and cumulative effect of change in
    accounting principle.................    (5,706)     5,413      1,264     11,786     (1,144)
Loss from operations and disposal of
  discontinued clinical business, net of
  tax....................................        --     (1,274)        --         --         --
                                           --------   --------   --------   --------   --------
  Income (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle.................    (5,706)     4,139      1,264     11,786     (1,144)
Extraordinary item, net of tax benefit...        --         --       (194)        --         --
                                           --------   --------   --------   --------   --------
  Income (loss) before cumulative effect
    of change in accounting principle....    (5,706)     4,139      1,070     11,786     (1,144)
Cumulative effect of change in accounting
  principle..............................        --         --       (360)        --       (778)
                                           --------   --------   --------   --------   --------
Net income (loss)........................  $ (5,706)  $  4,139   $    710   $ 11,786   $ (1,922)
                                           ========   ========   ========   ========   ========
Basic earnings (loss) per share from
  continuing operations..................  $  (0.52)  $   0.45   $   0.09   $   0.61   $  (0.05)
                                           ========   ========   ========   ========   ========
Basic weighted average shares
  outstanding............................    11,019     12,112     14,751     19,337     22,006
                                           ========   ========   ========   ========   ========
Diluted earnings (loss) per share from
  continuing operations..................  $  (0.52)  $   0.43   $   0.08   $   0.59   $  (0.05)
                                           ========   ========   ========   ========   ========
Diluted weighted average shares
  outstanding............................    11,019     12,670     15,560     19,908     22,006
                                           ========   ========   ========   ========   ========
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
                                                            AS OF DECEMBER 31,
                                           ----------------------------------------------------
                                             1995       1996       1997       1998       1999
                                           --------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................  $  5,044   $ 10,626   $ 38,329   $ 84,890   $ 62,042
Net property, plant and equipment........     8,325     11,106     18,189     24,640     38,908
Total assets.............................    75,500     93,739    155,687    253,744    299,393
Long-term debt, including line-of-credit
  and current portion....................    31,729     31,249     54,239     41,347     66,584
Shareholders' equity.....................    11,404     22,874     42,861    144,496    155,868
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